      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2001
                                                           REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                         AMERITRADE HOLDING CORPORATION
             (Exact name of registrant as specified in its charter)

             DELAWARE                             6211                            47-0642657
     (State of incorporation)         (Primary Standard Industrial     (I.R.S. Employer Identification
                                      Classification Code Number)                    No.)

                                                                             J. RANDY MACDONALD
       4211 SOUTH 102ND STREET                                         AMERITRADE HOLDING CORPORATION
        OMAHA, NEBRASKA 68127                                             4211 SOUTH 102ND STREET
            (402) 331-7856                                                 OMAHA, NEBRASKA 68127
  (Address, including zip code, and                                            (402) 331-7856
    telephone number, including area                                (Name, address, including zip code,
    code, of registrant's principal                                 and telephone number, including area
           executive offices)                                           code, of agent for service)

                                   Copies to:

                             CAROL S. RIVERS, ESQ.
                              MAYER, BROWN & PLATT
                            190 SOUTH LASALLE STREET
                          CHICAGO, ILLINOIS 60603-3441
                                 (312) 701-7215
                             ----------------------

    APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

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
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                                                                   PROPOSED     PROPOSED
                                                                    MAXIMUM      MAXIMUM
                                                      AMOUNTS      AGGREGATE    AGGREGATE     AMOUNT OF
                                                       TO BE       PRICE PER    OFFERING     REGISTRATION
        TITLE OF SHARES TO BE REGISTERED            REGISTERED      UNIT(1)     PRICE(2)         FEE
---------------------------------------------------------------------------------------------------------
Class A common stock, par value $.01 per
  share.........................................     8,212,500       $5.55     $45,579,375     $11,395
---------------------------------------------------------------------------------------------------------
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

(1) Calculated as the average of the high and low prices as of April 25, 2001, a date within five business days prior to the date of the filing of this registration statement.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

                             ----------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON ANY DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
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

        The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION. DATED MAY 1, 2001.

                                8,212,500 Shares

                         AMERITRADE HOLDING CORPORATION
[AMERITRADE HOLDING CORPORATION LOGO]

                              Class A Common Stock

                             ----------------------

     This prospectus covers resales by selling holders of our Class A common stock. The selling holders may sell the Class A common stock at any time at market prices or at privately negotiated prices. Sales may be made directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any of the proceeds from the sale of shares by the selling holders.

     The Class A common stock is quoted on The Nasdaq National Market under the symbol "AMTD."

     Our Class B common stock, which is not being offered, is entitled to elect a majority of our board of directors. The Class A common stock is entitled to elect the remaining directors. See "Description of Capital Stock."

                             ----------------------

     See "RISK FACTORS" on page 3 to read about factors you should consider before buying shares of the Class A common stock.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                     This prospectus is dated May   , 2001.

                               TABLE OF CONTENTS

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                                          PAGE
                                          ----
CAUTIONARY NOTE REGARDING
  FORWARD-LOOKING STATEMENTS..........      I
THE COMPANY...........................      1
RISK FACTORS..........................      3
USE OF PROCEEDS.......................     10
SELLING HOLDERS.......................     11

                                          PAGE
                                          ----
DESCRIPTION OF CAPITAL STOCK..........     12
PLAN OF DISTRIBUTION..................     16
EXPERTS...............................     17
VALIDITY OF CLASS A COMMON STOCK......     17
WHERE YOU CAN FIND MORE INFORMATION...     18

                             ----------------------

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus, any prospectus supplement and the information incorporated by reference in them may contain forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the federal securities laws. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential" and "intend." All statements regarding our dividend policy, our expected financial condition and operating results, our business strategy, forecasted demographic and economic trends relating to our industry, our plans for OnMoney, our advertising and marketing plans and anticipated expenses, our planned investments in technology infrastructure and other anticipated capital expenditures, our expansion into international markets, our hiring plans and similar matters are forward-looking statements. You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause our actual results to be materially different from our expectations include those discussed in any of these documents under the caption "Risk Factors." We undertake no obligation to update or revise publicly any forward looking statements, whether as a result of new information, future events or otherwise.

                                  THE COMPANY

     We are a leading provider of online discount brokerage services. We provide technology-based brokerage services to retail investors through a variety of mediums, with over 90% of our trades being executed through the Internet. Our services appeal to a broad market of self-directed retail investors who are value conscious. We use our low cost platform to offer these investors brokerage services at prices that are significantly lower than many of our major competitors. Our goal is to provide the best execution using the best information at the best value.

     We are an innovator in electronic brokerage services. We were the first brokerage firm to offer touch-tone trading in 1988 and the first to offer trading over the Internet in 1994. In 1997, we embarked upon a groundbreaking marketing campaign to build awareness of the Ameritrade brand and to attract investors to online trading. At the same time, we introduced our "8 bucks a trade" program and set a price standard among major online discount brokerage firms that remains in place today.

     We also are a low cost leader in the online discount brokerage industry. We have built and continue to invest in a proprietary trade processing platform that is both cost efficient and highly scalable. We believe that we have the lowest cost per transaction of any online discount brokerage firm. We also have made significant and effective investments in building the Ameritrade brand. As a result, our acquisition cost per new account is among the lowest of our major competitors.

     The following is a summary of our operating subsidiaries:

     - AMERITRADE, our principal operating subsidiary, provides retail brokerage services targeted at value conscious investors who trade primarily through the Internet. Ameritrade focuses on providing a compelling price point and value to retail clients, while maintaining a full range of trading services. In addition to Internet capabilities, Ameritrade provides access to its services through automated touch-tone telephone, personal computer and registered representatives. Ameritrade clients can invest in common and preferred stocks, mutual funds, options, corporate and municipal bonds, treasury obligations, foreign securities and certificates of deposit. Ameritrade also offers a wide range of informational services and educational tools to its clients.

     - ACCUTRADE also offers retail brokerage services, targeting investors who desire a higher degree of personalized client services.

     - ADVANCED CLEARING provides clearing and execution services to each of our discount brokerage businesses, as well as to independent broker-dealers and other correspondents.

     - AMERIVEST provides wholesale discount brokerage services to depository institutions, including banks, savings and loans and credit unions.

     - FREETRADE.COM provides brokerage services for a niche market of investors experienced with online brokerages who desire a low cost or no cost, limited service brokerage.

     - AMERITRADE INSTITUTIONAL SERVICES (AIS) provides brokerage services to financial planners and advisors.

     - TEN BAGGER, through its BigEasy Investor web site, provides investors with stock sorting and analysis tools, principally based upon technical analysis, and an easy way to access general stock market information and information on specific stocks of interest to investors.

     - ONMONEY provides an Internet-based financial management system for individual investors. OnMoney operates a branded personal finance portal that provides users with tools and products to better manage their financial lives, including tools that allow them to aggregate their various accounts into one statement.

     - FINANCIAL PASSPORT provides Internet-based financial planning services and access to an online marketplace for a wide range of financial products and services.

     - TRADECAST is a leading provider of direct access trade execution and software designed for the active trader.

     Our principal executive offices are located at 4211 South 102nd Street, Omaha, Nebraska 68127, and our telephone number is (402) 331-7856.

                                  RISK FACTORS

     You should carefully consider the risks described below before making an investment in our Class A common stock.

OUR BUSINESS WOULD BE HARMED BY MARKET FLUCTUATIONS AND OTHER SECURITIES INDUSTRY RISKS

     Substantially all of our revenues are derived from discount securities brokerage and clearing and execution services. Like other brokerage businesses, we are directly affected by economic and political conditions, broad trends in business and finance and changes in volume and price levels of securities and futures transactions. We are particularly affected by volatility in technology and Internet-related stocks because a significant portion of our clients invest in these types of stocks. In recent months, the U.S. securities markets have fluctuated considerably. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results. Reduced trading volume and prices have historically resulted in reduced transaction revenues. In addition, when trading volume is low, our profitability may be adversely affected because a portion of our overhead is substantially fixed.

THE MARKET PRICE OF OUR CLASS A COMMON STOCK WILL FLUCTUATE AND COULD FLUCTUATE SIGNIFICANTLY

     Our Class A common stock has experienced significant price fluctuations in recent months. The stock market in general also has experienced substantial price and volume fluctuations in recent months. The market prices of securities of Internet-related companies, in particular, have been especially volatile. The price of our Class A common stock could decrease substantially. In addition, because the market price of our securities tends to fluctuate significantly, we may become the object of securities class action litigation. Securities class action litigation may result in substantial costs and a diversion of management's attention and resources.

SYSTEMS FAILURES AND DELAYS COULD HARM OUR BUSINESS

     We receive and process trade orders through a variety of electronic mediums, including the Internet, wireless web, personal digital assistants and our interactive voice response (IVR) system, which uses voice recognition capability. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, computer viruses, intentional acts of vandalism and similar events. Extraordinary trading volumes could cause our computer systems to operate at an unacceptably low speed or even fail. While we have invested significant amounts of resources in the last few years to upgrade the reliability and scalability of our systems, there can be no assurance that our systems will be sufficient to handle such extraordinary trading volumes. In the past, we have experienced periods of extremely high trading volume that have caused individual system components or processes to fail, resulting in the temporary unavailability of our website for online trading and delays in our telephone systems. On some other occasions, high trading volume has caused significant delays in executing trading orders, resulting in some clients' orders being executed at prices they did not anticipate. From time to time, we have reimbursed our clients for losses incurred in connection with systems failures and delays. In September 1998, we became subject to a putative class action lawsuit resulting from systems failures and delays. System failures and delays may occur again in the future and could cause, among other things, unanticipated disruptions in service to our clients, slower systems response time resulting in transactions not being processed as quickly as our clients desire, decreased levels of client service and client satisfaction, and harm to our reputation. If any of these events were to occur, we could suffer a loss of clients or a reduction in the growth of our client base, increased operating expenses, financial losses, additional litigation or other client claims, and regulatory sanctions or additional regulatory burdens.

CAPACITY CONSTRAINTS OF OUR SYSTEMS COULD HARM OUR BUSINESS

     As our business increases, we will need to expand and upgrade our transaction processing systems, network infrastructure and other aspects of our technology. Many of our systems are designed to accommodate additional growth without redesign or replacement; however, we will need to make significant investments in additional hardware and software to accommodate growth. We may not be able to project accurately the rate, timing or cost of any increases in our business, or to expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Failure to make necessary expansions and upgrades to our systems and infrastructure could lead to failures and delays, which could have a material adverse effect on our business, financial condition and results of operations.

SUBSTANTIAL COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

     The market for discount brokerage services, particularly electronic brokerage services, is young, rapidly evolving and competitive. We expect competition to continue and to intensify in the future. We face direct competition from numerous discount brokerage firms, many of which provide online services. We also encounter competition from the broker-dealer affiliates of established full-commission brokerage firms as well as from financial institutions, mutual fund sponsors and other organizations, some of which provide or have announced that they intend to provide online brokerage services. Some of our competitors have greater financial, technical, marketing and other resources than we do. Some of our competitors offer a wider range of services and financial products than we do and have greater name recognition and a more extensive client base than we do. We believe that the general financial success of companies within the online securities industry will continue to attract new competitors to the industry, such as banks, software development companies, insurance companies, providers of online financial information and others, as these companies expand their product lines. These companies may provide a more comprehensive suite of services than we do. In addition, our clearing operations compete with numerous firms that provide clearing and execution services to the securities industry. We may not be able to compete effectively with current or future competitors, which could have a material adverse effect on our business, financial condition and results of operations.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

     The securities industry in the United States is subject to extensive regulation under both federal and state laws. Broker-dealers are subject to regulations covering all aspects of the securities business. Our operations and profitability may be directly affected by, among other things, additional legislation, changes in rules promulgated by the SEC, the NASD, the Federal Reserve, the various stock exchanges and other self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules.

     The SEC, the NASD and other self-regulatory organizations and state securities commissions can censure, fine, issue cease-and-desist orders to, suspend or expel a broker-dealer or any of its officers or employees. Our ability to comply with applicable laws and rules is largely dependent on our internal system to ensure compliance, as well as our ability to attract and retain qualified compliance personnel. We could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on our business, financial condition and results of operations.

     Recently, various regulatory and enforcement agencies have been reviewing systems capacity, customer access, best execution practices, other service issues and advertising claims as they relate to the online brokerage industry. These reviews could result in enforcement actions or new regulations, either of which could have a material adverse effect on our business, financial condition and results of operations.

     In addition, we use the Internet as a major distribution channel to provide services to our clients. A number of regulatory agencies have recently adopted regulations regarding client privacy and the use of client information by service providers. These regulations may have an adverse impact on our business in the future, including on our ability to provide client information to third parties. It is possible that additional laws and regulations relating to the Internet may be adopted in the future, including regulations regarding the pricing, content and quality of products and services delivered over the Internet. Any of these laws or regulations might increase our cost of using, or limit our ability to use, the Internet as a distribution channel. As a result, the adoption of these laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

     We intend to expand our business in U.S. securities to other countries. We will need to comply with the relevant regulations of each country in which we conduct business. Our international expansion may be limited by the compliance requirements of these jurisdictions.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE

     The market for online brokerage services is at an early stage of development and is rapidly evolving. Consequently, demand and market acceptance for recently introduced services and products are subject to a high level of uncertainty. A significant portion of our growth is related to acceptance of the Internet as a method of commerce. The failure of commerce on the Internet to grow at projected rates could have a material adverse effect on our business, financial condition and results of operations.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED DEVELOPMENT AND MAINTENANCE OF THE INTERNET INFRASTRUCTURE

     The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face similar outages and delays in the future. Outages and delays are likely to affect the level of Internet usage and the processing of transactions on our Web site. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity. The failure to develop and maintain the Internet infrastructure could have a material adverse effect on our business, financial condition and results of operations.

WE ARE HIGHLY DEPENDENT ON OUR KEY PERSONNEL

     We are highly dependent on a small number of key executive officers. We have entered into employment agreements with some of our key executive officers but do not maintain "key person" life insurance policies on any of our officers or employees. Our success has been, and will be, dependent to a large degree on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. Competition for these personnel is intense. The loss of the services of any of our key executive officers or the inability to identify, hire and retain other highly qualified technical and managerial personnel in the future could have a material adverse effect on our business, financial condition and results of operations.

THE RICKETTS FAMILY CONTROLS ALL FUNDAMENTAL MATTERS AFFECTING US

     J. Joe Ricketts, our Chairman, his family members and trusts held for their benefit own approximately 59.3% of the Class A common stock and all of the Class B common stock, which constitutes approximately 62.8% of the total common stock outstanding. As a result, this group has the ability to control all fundamental matters affecting us, including:

     - the election of the majority of our directors;

     - the sale of substantially all of our assets;

     - our merger with another entity;

     - an amendment to our certificate of incorporation;

     - the future issuance of common stock or other securities; and

     - the declaration of any dividend payable on the common stock.

In addition, this group could convert a portion of its Class B common stock into Class A common stock and subsequently dispose of such shares, thereby substantially reducing its economic interest while retaining the ability to elect the majority of our directors.

OUR FUTURE RESULTS OF OPERATIONS MAY FLUCTUATE SIGNIFICANTLY

     We may experience significant variation in our future quarterly results of operations. These fluctuations may result from:

     - the timing and size of advertising campaigns;

     - introductions of or enhancements to online investing services by us or our competitors;

     - changes in trading volume in securities markets;

     - changes in pricing policies by us or our competitors;

     - disruptions or problems in our services to our clients;

     - changes in our business strategy;

     - changes in the level of operating expenses to support projected growth;

     - actions taken by us that negatively affect short-term results but may benefit long-term results; and

     - general economic conditions.

Due to these factors, quarterly revenues and operating results are difficult to forecast. We believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely on them as an indication of our future performance. In addition, our future quarterly operating results may not consistently meet the expectations of securities analysts or investors, which could have a material adverse effect on the market price of the Class A common stock.

WE WILL NEED TO INTRODUCE NEW PRODUCTS AND SERVICES TO REMAIN COMPETITIVE

     Our future success depends in part on our ability to develop and enhance our products and services. There are significant technical and financial risks in the development of new or enhanced services, including the risk that we will be unable to:

     - effectively use new technologies;

     - adapt our services to emerging industry standards; or

     - develop, introduce and market enhanced or new products and services.

If we are unable to develop and introduce enhanced or new products and services quickly enough to respond to market or client requirements, or if our services fail to achieve market acceptance, our business, financial condition and operating results could be materially adversely affected.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND OTHER CHANGES

     The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

CHANGES IN PAYMENTS FOR ROUTING OUR CLIENTS' ORDERS COULD ADVERSELY AFFECT OUR BUSINESS

     We have arrangements with several execution agents to receive cash payments in exchange for routing trade orders to these firms for execution. Receiving payments for routing clients' orders may not continue to be permitted by the SEC, the NASD or other governmental and regulatory agencies and courts. Furthermore, competition between execution agents and the implementation by the SEC of order handling rules in January 1997 has made it less profitable for execution agents to offer order flow payments to broker-dealers. On a per trade basis, our payment for order flow revenue decreased 26% between fiscal 1998 and fiscal 2000. We expect these payments to continue to decrease on a per trade basis, which could have a material adverse effect on our business, financial condition and results of operations.

OUR NETWORKS MAY BE VULNERABLE TO SECURITY RISKS

     The secure transmission of confidential information over public networks is a critical element of our operations. We have not in the past experienced network security problems. However, our networks may be vulnerable to unauthorized access, computer viruses and other security problems. Persons who circumvent security measures could wrongfully use our confidential information or our clients' confidential information or cause interruptions or malfunctions in our operations. We may be required to expend significant additional resources to protect against the threat of security breaches or to alleviate problems caused by any breaches. We may not be able to implement security measures that will protect against all security risks.

FAILURE TO COMPLY WITH NET CAPITAL REQUIREMENTS COULD ADVERSELY AFFECT OUR BUSINESS

     The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is an SEC-defined measure of a broker-dealer's readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. All of our broker/dealer subsidiaries are required to comply with the net capital requirements. If we fail to maintain the required net capital, the SEC could suspend or revoke our registration, or the NASD could expel us from membership, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the intensive use of capital would be limited. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could have a material adverse effect on our business, financial condition and results of operations.

OUR CLEARING OPERATION EXPOSES US TO LIABILITY FOR ERRORS IN CLEARING FUNCTIONS

     Advanced Clearing provides clearing and execution services to each of our discount brokerage businesses, as well as to independent broker-dealers, depository institutions, registered investment advisors and financial planners. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, Advanced Clearing also assumes direct responsibility for the possession and control of client securities and other assets and the clearance of client securities transactions. Self-clearing securities firms are subject to substantially more regulatory control and examination than brokers that rely on others to perform those functions, such as many of our competitors. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of clients and introducing brokers, could lead to civil penalties imposed by applicable authorities as well as losses and liability in related lawsuits brought by clients and others.

WE ARE EXPOSED TO CREDIT RISK

     We make margin loans to clients collateralized by client securities and periodically borrow securities to cover trades. A significant portion of our net revenues is derived from interest on margin loans. To the extent that these margin loans exceed client cash balances maintained with us, we generally must obtain financing from third parties. We may not be able to obtain this financing on favorable terms or in sufficient amounts. By permitting clients to purchase securities on margin, we also are subject to risks inherent in extending credit, especially during periods of rapidly declining markets in which the value of the collateral held by us could fall below the amount of a client's indebtedness. In addition, in accordance with regulatory guidelines, we collateralize borrowings of securities by depositing cash or securities with lending institutions. Failure to maintain required deposit levels at all times at least equal to the value of the related securities can subject us to risk of loss if sharp changes in market values of substantial amounts of securities occur and parties to the borrowing transactions fail to honor their commitments.

WE MUST PROTECT OUR INTELLECTUAL PROPERTY

     Our success and ability to compete are dependent to a significant degree on fully protecting our intellectual property, which includes our proprietary technology, trade identity and client base. We rely on all modes of intellectual property protection to protect our intellectual property, including copyright, trade secret, trademark, domain name, patent and contract law. Notwithstanding the precautions taken by us to protect our intellectual property, it is possible that third parties may misappropriate, obtain, copy or use without authorization, or otherwise infringe upon, our intellectual property. It is also possible that third parties may independently develop intellectual property similar to ours. Policing unauthorized use of our intellectual capital may be difficult because of difficulties in controlling the ultimate destination or security of information or computer software transmitted over the Internet. In addition, the laws of foreign countries may afford different, and possibly inadequate, protection of our intellectual property.

ACQUISITIONS AND STRATEGIC RELATIONSHIPS INVOLVE CERTAIN RISKS

     We intend to pursue strategic acquisitions of businesses and technologies. Acquisitions may entail numerous risks, including:

     - difficulties in the assimilation of acquired operations and products;

     - diversion of management's attention from other business concerns;

     - assumption of unknown material liabilities of acquired companies;

     - amortization of acquired intangible assets, which could reduce future reported earnings; and

     - potential loss of clients or key employees of acquired companies.

     We may not be able to integrate successfully any operations, personnel, services or products that we acquire in the future. We also have established a number of strategic relationships with online service providers and information service providers. These relationships and others we may enter into in the future are and will be important to our business and growth prospects. We may not be able to maintain these relationships or develop new strategic alliances.

WE MAY NOT SUCCEED IN INTERNATIONAL MARKETS

     We have limited experience in providing brokerage services internationally. We may not succeed in marketing our services in international markets. In addition, there are risks inherent in doing business in international markets that may include in some markets:

     - less developed technological infrastructures;

     - lower client acceptance of, or access to, electronic channels;

     - regulatory requirements, tariffs and other trade barriers;

     - reduced protection for intellectual property rights;

     - difficulties in staffing and managing foreign operations;

     - less developed automation in exchanges, depositories and clearing systems;

     - fluctuations in currency exchange rates; and

     - potentially adverse tax consequences.

Any of the factors described above could have a material adverse effect on our future international operations.

PROVISIONS OF OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD MAKE A TAKEOVER MORE DIFFICULT

     Our certificate of incorporation, bylaws and Delaware corporate law contain provisions that might make it more difficult for someone to acquire control of us in a transaction not approved by our board of directors. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors other than the candidates nominated by our board of directors and other stockholders. The existence of these provisions could adversely affect the market price of our Class A common stock. In addition, these provisions could have the effect of depriving stockholders of an opportunity to sell their shares at a premium over prevailing market prices. See "Description of Capital Stock."

FUTURE SALES OF SHARES OF COMMON STOCK COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR CLASS A COMMON STOCK

     The 8,212,500 shares of Class A common stock offered by this prospectus generally will be freely transferable without restriction or further registration under the Securities Act of 1933. Sales of substantial amounts of common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our Class A common stock and may make it more difficult for us or for our stockholders to sell our equity securities in the future at a time and at a price that we or they deem appropriate.

ONMONEY HAS A SHORT OPERATING HISTORY, HISTORY OF LOSSES AND CONTINUED ON-GOING CAPITAL REQUIREMENTS

     OnMoney has a very limited operating history, and there can be no assurance that its business model will be successful, that it will achieve its business objectives or that it will become profitable in the future. The success of OnMoney's web-based financial services will be dependent on a number of factors, many of which are beyond the control of OnMoney, including:

     - its ability to effectively develop the OnMoney brand and obtain additional users;

     - its ability to enhance its website and develop new products and services that successfully compete with those offered by current and future competitors;

     - its ability to develop and maintain strategic alliances with other web-based companies;

     - the continued development of the Internet as a means for accessing, storing and transmitting financial and other information in a secure environment; and

     - the development of Internet advertising as a profitable business model.

     OnMoney has incurred significant losses since its inception. We have made significant investments in developing OnMoney's business, website and related infrastructure over the past four years. While OnMoney began generating revenues during fiscal 2000, we anticipate a continuing need to make significant capital investments in OnMoney for the foreseeable future, and there can be no assurance that OnMoney will achieve profitability in the future or that we will receive an adequate or any return on our past or future capital investments.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the Class A common stock by the selling holders.

                                SELLING HOLDERS

     The Class A common stock was originally issued by us in transactions exempt from the registration requirements of the Securities Act. The selling holders, including their permitted transferees or their successors, may from time to time offer and sell pursuant to this prospectus any or all of the Class A common stock.

     The following table sets forth information, as of April 30, 2001, with respect to the selling holders and the principal amounts of Class A common stock beneficially owned by each selling holder that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the Class A common stock. Because the selling holders may offer all or some portion of the Class A common stock, no estimate can be given as to the amount of the Class A common stock that will be held by the selling holders upon completion of any sales.

                                                          PERCENTAGE                          PERCENTAGE
                                                         OF SHARES OF                        OF SHARES OF
                                      CLASS A COMMON       CLASS A                              CLASS A
                                       STOCK OWNED          COMMON                              COMMON
                                       PRIOR TO THE     STOCK PRIOR TO    CLASS A COMMON    STOCK AFTER THE
           ACCOUNT NAME                  OFFERING        THE OFFERING     STOCK OFFERED        OFFERING
           ------------               --------------    --------------    --------------    ---------------
ForTradeCast L Partners, L.P......      2,053,125            1.2%           2,053,125             1.2%
ForTradeCast S Partners, L.P......      2,053,125            1.2%           2,053,125             1.2
James F. Howell (1)...............      1,601,438              *            1,601,438               *
Robert L. Earthman, Jr. (2).......      1,560,375              *            1,560,375               *
Manmeet Singh (3).................        755,550              *              755,550               *
Howell 2000 Trust (4).............         41,062              *               41,062               *
Earthman 2000 Trust (5)...........         82,125              *               82,125               *
HMS 2000 Trust (6)................         16,425              *               16,425               *
NS 2000 Trust (6).................         16,425              *               16,425               *
TS 2000 Trust (6).................         16,425              *               16,425               *
Delta 2000 Trust (6)..............          8,213              *                8,213               *
Omega 2000 Trust (6)..............          8,212              *                8,212               *
-----------------------------------------------------------------------------------------------------------
       Total......................      8,212,500            4.8%           8,212,500             4.8%
===========================================================================================================

-------------------------
 *  Less than 1% of the issued and outstanding shares of the class.

(1) Mr. Howell is an employee.

(2) Mr. Earthman is an employee.

(3) Mr. Singh is an employee.

(4) Mr. Howell, who serves as trustee, is an employee.

(5) Mr. Earthman, who serves as trustee, is an employee.

(6) Mr. Singh, who serves as trustee, is an employee.

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of our capital stock is based on the provisions of our certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. For information on how to obtain copies of our certificate of incorporation and bylaws, see "Where You Can Find More Information."

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

     We currently have authority to issue 291,000,000 shares of capital stock, consisting of 270,000,000 shares of Class A common stock, $.01 par value, 18,000,000 shares of Class B common stock, $.01 par value, and 3,000,000 shares of preferred stock, $1.00 par value. As of April 30, 2001, 172,403,873 shares of our Class A common stock, 16,372,800 shares of our Class B common stock and no shares of our preferred stock were issued and outstanding.

     The additional shares of common stock and preferred stock may be utilized for a variety of corporate purposes, including future public offerings and corporate acquisitions, and could be utilized, under some circumstances, to delay, prevent or make more difficult a takeover or change in control of our company. In addition, the rights of the holders of our Class A common stock and our Class B common stock are subject to any rights that our board of directors may from time to time confer on holders of our preferred stock that may be issued in the future. These rights may adversely affect the rights of holders of our Class A common stock or our Class B common stock, or both.

COMMON STOCK

Voting Rights

     Except for the election of directors and as otherwise required by the law, the holders of our Class A common stock and our Class B common stock have one vote per share and vote together as a single class on any matter submitted to a stockholder vote. Under the Delaware General Corporation Law, the holders of Class A common stock must vote separately as a class to approve any proposal to amend the certificate of incorporation to change the rights, preferences and limitations of Class A common stock. Our board of directors determines by resolution the number of directors we will have but, in any case, in accordance with our bylaws, we may not have less than three. We currently have nine directors.

     The holders of our Class B common stock are entitled to elect a majority
(five) of our board of directors. The holders of Class A common stock are entitled to elect the remaining (four) directors. Only the holders of the class of common stock that have elected a director or that have filled the vacancy of a director previously may remove or fill the vacancy of that director. If all of the shares of Class B common stock are converted into Class A common stock or are no longer outstanding, the holders of Class A common stock will be entitled to elect all of the directors, subject to any rights of the holders of preferred stock. The shares of Class A common stock and Class B common stock do not have cumulative voting rights.

     In general, the holders of our Class B common stock will be able to defeat any attempt to acquire control of us even if more than a majority of the holders of the outstanding shares of common stock favor a change of control. This could preclude holders of shares of our common stock from receiving any premium above market price for their shares that may be offered in an attempt to acquire control of us. By their ability to control the board of directors, the holders of our Class B common stock will also generally have the power to prevent some fundamental corporate changes, like a sale of substantially all of our assets, a merger or an amendment to our certificate of incorporation.

Dividend Rights

     Dividends may be paid on our Class A common stock and our Class B common stock when and as declared by our board of directors. Any dividend declared and payable in cash, capital stock (other than our Class A common stock or our Class B common stock) or other property must be paid equally on a share for share basis on Class A common stock and Class B common stock. Dividends and distributions payable in shares of Class A common stock may be paid only on shares of Class A common stock, and dividends and distributions payable in shares of Class B common stock may be paid only on shares of Class B common stock. If a dividend or distribution payable in Class A common stock is made on Class A common stock, the same dividend or distribution in Class B common stock must be made on Class B common stock. Similarly, if a dividend or distribution payable in Class B common stock is made on Class B common stock, the same dividend or distribution in Class A common stock must be made on Class A common stock.

Liquidation Rights

     If there is a liquidation, distribution or winding up, the holders of our Class A common stock and the holders of our Class B common stock will be entitled to participate equally on a share for share basis in all distributions to the holders of common stock.

Conversion Rights

     Our Class A common stock is not convertible. Each share of our Class B common stock is convertible into one share of our Class A common stock at any time at the option of and without any cost to the holder of the shares. Each share of Class B common stock automatically converts into one share of Class A common stock if that share of Class B common stock is sold or transferred to any person other than J. Joe Ricketts, Marlene M. Ricketts, any lineal descendant of
J. Joe Ricketts and Marlene M. Ricketts, any of their spouses or any trust or entity that holds common stock for the benefit of any of those persons. In addition, Class B common stock automatically converts on a share for share basis into Class A common stock if the number of shares of outstanding common stock held in the aggregate by that group of persons falls below 20 percent of the total number of shares of outstanding common stock.

Preemptive Rights

     Neither the holders of Class A common stock nor the holders of Class B common stock have preemptive rights to purchase shares of Class A or Class B common stock or shares of stock of any other class that we may issue.

PREFERRED STOCK

     Our board of directors is authorized to issue, by resolution and without any action by stockholders, up to 3,000,000 shares of our preferred stock and may establish the designations, dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms and all other preferences and rights of any series of preferred stock, including rights that could adversely affect the voting power of the holders of Class A common stock. We have no present intention to issue any shares of preferred stock.

DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

     Our bylaws establish procedures for the nomination of candidates for election as directors and stockholder proposals. In order to nominate directors or bring other business before an annual meeting of stockholders, a stockholder must give notice to the secretary not less than 120 days and not more than 150 days prior to the date of our proxy statement for the preceding year's annual meeting. To make nominations or bring other business before a special meeting of stockholders, a stockholder must give notice to the secretary not less than 60 days and not more than 90 days prior to the date of the special meeting. Only the chief executive officer, the president, the majority of the board of directors or the holders of not less than 25% of our outstanding voting stock may call a special meeting of the stockholders. A stockholder may nominate a person to be a director only if that stockholder would be entitled to vote for that person in the election for that director. Also, the stockholder's notice for nominating a director must provide all information relating to the person being nominated that is required by Regulation 14A of the Securities Exchange Act of 1934.

DELAWARE LAW PROVISIONS

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation like us from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless

     - prior to that date, the corporation's board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder,

     - upon consummation of the transaction that resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by directors who are also officers and by some employee stock plans, or

     - on or after the date the stockholder became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized by the affirmative vote, and not by written consent, of at least two-thirds of the outstanding voting stock of the corporation, excluding the stock owned by the interested stockholder.

     A "business combination" includes a merger or consolidation, asset sale or other transaction resulting, directly or indirectly, in a financial benefit to the interested stockholder. An "interested stockholder" is a person, other than the corporation and any direct or indirect majority owned subsidiary of the corporation, who (1) is the owner of 15% or more of the corporation's outstanding voting stock or (2) is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation's outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether a person is an interested stockholder, including the affiliates or associates of that person.

     Section 203 expressly exempts from the requirements described above any business combination by a corporation with an interested stockholder who became an interested stockholder at a time when the section did not apply to the corporation.

LIMITATION OF LIABILITY AND INDEMNIFICATION

Limitations of Director Liability

     Section 102(b)(7) of the Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors' fiduciary duty of care. Our certificate of incorporation limits the liability of our directors to us or our stockholders to the full extent permitted by the law.

Specifically, our directors are not personally liable for monetary damages to us or our stockholders for breach of the director's fiduciary duty as a director, except for liability for:

     - any breach of the director's duty of loyalty to us or our stockholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; and

     - any transaction from which the director derived an improper personal benefit.

     These provisions in our certificate of incorporation do not eliminate a director's duty of care and do not affect the availability of equitable remedies such as an action to enjoin or rescind a transaction involving a breach of fiduciary duty. Moreover, these provisions would probably not bar claims against a director for violation of the federal securities laws.

Indemnification

     Our bylaws require us to indemnify our directors and officers to the maximum extent permitted by law against any expense, liability or loss to which they may become subject, or which they may incur as a result of being or having been a director or officer of our company. In addition, we must advance or reimburse directors and officers for expenses incurred by them relating to indemnifiable claims. We also maintain directors' and officers' liability insurance, which covers liabilities under the federal securities laws.

REGISTRATION RIGHTS

     In connection with our acquisition of TradeCast, Inc., we have entered into a stockholders agreement with the selling holders. Under this agreement, we are obligated to file the registration statement of which this prospectus is a part to register for resale the selling holders' Class A common stock.

     In connection with our acquisition of Financial Passport, Inc., we have entered into a registration rights agreement with J. Roderick Heller, III and Dennis Hooks, representatives of the shareholders of Financial Passport. Under this agreement, if we propose to register any of our common stock under the Securities Act of 1933 for the purpose of selling the stock in a public offering in exchange for cash consideration, any shareholder owning our unregistered Class A common stock received in the Financial Passport acquisition may request that we include his or her shares in the registration, assuming no registration statement currently covers those shares. Once the request is made, we must use commercially reasonable efforts to register the requested shares.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our Class A common stock is The Bank of New York.

                              PLAN OF DISTRIBUTION

     The selling holders, including their permitted transferees or their successors, may sell the Class A common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

     The Class A common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

     - on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which the Class A common stock may be listed or quoted at the time of sale;

     - in the over-the-counter market;

     - in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

     - through the writing of options, whether the options are listed on an options exchange or otherwise; or

     - through the settlement of short sales.

     In connection with the sale of the Class A common stock, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Class A common stock in the course of hedging the positions they assume. The selling holders may also sell the Class A common stock short and deliver these securities to close out their short positions, or loan or pledge the Class A common stock to broker-dealers that in turn may sell these securities.

     The aggregate proceeds to the selling holders from the sale of the Class A common stock offered by them will be the purchase price of the Class A common stock less discounts and commissions, if any.

     The Class A common stock is listed for trading on The Nasdaq National
Market.

     In order to comply with the securities laws of some states, if applicable, the Class A common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Class A common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

     The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the Class A common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus. In addition, a selling holder may decide not to sell any Class A common stock described in this prospectus or may decide to transfer, devise or gift these securities by other means not described in this prospectus.

     To the extent required, the specific Class A common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any underwriter, dealer or agent, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

     We have entered into a stockholders agreement for the benefit of the selling holders of the Class A common stock to register their Class A common stock under applicable federal and state securities laws. The stockholders agreement provides for indemnification by us of the selling holders and any underwriters and their respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the Class A common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the Class A common stock. We estimate that our total expenses of the offering of the Class A common stock will be approximately $250,000.

                                    EXPERTS

     Our consolidated financial statements and the related financial statement schedule incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended September 29, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference and have so been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended December 31, 2000 and 1999 which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their report included in our Quarterly Report on Form 10-Q for the quarter ended December 31, 2000 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act of 1933.

                        VALIDITY OF CLASS A COMMON STOCK

     The validity of the Class A common stock to be offered by the selling holders is being passed upon for us by Mayer, Brown & Platt, Chicago, Illinois.

                      WHERE YOU CAN FIND MORE INFORMATION

AVAILABLE INFORMATION

     This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and our Class A common stock. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, we have filed reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy any of this information at the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. You may obtain information on the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, like us, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for our documents filed under the Securities Exchange Act of 1934 is 0-22163.

INCORPORATION BY REFERENCE

     The rules of the SEC allow us to incorporate by reference information into this prospectus. "Incorporate by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

     (1) Our Annual Report on Form 10-K for the year ended September 29, 2000;

     (2) Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000;

     (3) Our Current Report on Form 8-K filed on April 12, 2001; and

     (4) All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

     You can obtain any of the documents described above from the SEC or through the SEC's web site at the address described above. We will provide to any person, including any beneficial owner, to whom a copy of this prospectus is delivered a copy of any of these documents without charge, excluding any exhibits unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus is a part. You can obtain any of these documents from us by requesting them in writing or by telephone at the following address:

                         Ameritrade Holding Corporation
                              4211 South 102nd St.
                                Omaha, NE 68127
                       Attn: J. Peter Ricketts, Secretary
                                 (402) 331-7856

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of the expenses payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the SEC registration fee and The Nasdaq National Market listing fee.

SEC registration fee........................................    $ 11,395
Nasdaq National Market listing fee..........................    $ 35,000
Printing and engraving......................................    $ 75,000
Legal fees and expenses.....................................    $ 75,000
Accounting fees and expenses................................    $ 40,000
Blue sky fees and expenses..................................    $  5,000
Miscellaneous...............................................    $  8,605
                                                                --------
          Total.............................................    $250,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of the Delaware General Corporation Law, we have adopted provisions in our certificate of incorporation and bylaws, which (1) require us to indemnify our directors and officers to the fullest extent permitted by law and (2) eliminate the personal liability of our directors to us and our stockholders for monetary damages for breach of their duty of due care, except (a) for any breach of the duty of loyalty; (b) for acts or omissions not in good faith or which involve intentional misconduct or knowing violations of law; (c) for liability under Section 174 of the Delaware General Corporation Law, relating to certain unlawful dividends, stock repurchases or stock redemptions; or (d) for any transaction from which the director derived any improper personal benefit.

     We also maintain insurance on our directors and officers, which covers liabilities under the federal securities laws.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     See the exhibit index, which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrants pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (2) That, (a) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (b) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska on the 1st day of May, 2001.

                                          AMERITRADE HOLDING CORPORATION
                                          By: /s/   JOSEPH H. MOGLIA
                                            ------------------------------------
                                              Joseph H. Moglia
                                              Chief Executive Officer

                               POWERS OF ATTORNEY

     Each person whose signature appears below constitutes and appoints each of
J. Joe Ricketts, Joseph H. Moglia and J. Randy MacDonald such person's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to sign any and all amendments (including post-effective amendments) to this registration statement and other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the 1st day of May, 2001.

                 SIGNATURE                                           POSITION
                 ---------                                           --------

            /s/ JOSEPH H. MOGLIA                   Chief Executive Officer
--------------------------------------------         (Principal Executive Officer)
              Joseph H. Moglia

           /s/ J. RANDY MACDONALD                  Vice President and Chief Financial Officer
--------------------------------------------         (Principal Financial and Accounting
             J. Randy MacDonald                      Officer)

            /s/ J. JOE RICKETTS                    Chairman of the Board
--------------------------------------------
              J. Joe Ricketts

              /s/ GENE L. FINN                                       Director
--------------------------------------------
                Gene L. Finn

           /s/ DAVID W. GARRISON                                     Director
--------------------------------------------
             David W. Garrison

           /s/ THOMAS Y. HARTLEY                                     Director
--------------------------------------------
             Thomas Y. Hartley

         /s/ CHARLES L. MARINACCIO                                   Director
--------------------------------------------
           Charles L. Marinaccio

            /s/ MARK L. MITCHELL                                     Director
--------------------------------------------
              Mark L. Mitchell

                 SIGNATURE                                           POSITION
                 ---------                                           --------

           /s/ J. PETER RICKETTS                                     Director
--------------------------------------------
             J. Peter Ricketts

            /s/ ROBERT T. SLEZAK                                     Director
--------------------------------------------
              Robert T. Slezak

              /s/ JOHN W. WARD                                       Director
--------------------------------------------
                John W. Ward

                               INDEX OF EXHIBITS

   EXHIBIT NO.                           DESCRIPTION
   -----------                           -----------
      *1.1       Form of Underwriting Agreement
       5.1       Opinion of Mayer, Brown & Platt
      23.1       Consent of Deloitte & Touche LLP
      23.2       Independent accountants' awareness letter
      23.3       Consent of Mayer, Brown & Platt (included in Exhibit 5.1)
      24.1       Powers of Attorney (included on signature page)

---------------
* To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.